MUTUALFIRST FINANCIAL, INC.

110 E. Charles Street
Muncie, Indiana 47305-2400
(765) 747-2800

March 25, 2009

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of MutualFirst Financial, Inc., we cordially invite you to attend the Annual Meeting of Stockholders of the Company.  The meeting will be held at 3:00 p.m., local time, on Wednesday, April 22, 2009, at the Company’s main office, located at 110 E. Charles Street, Muncie, Indiana.  The Annual Meeting will include management’s report to you on the Company’s 2008 financial and operating performance.  This will include a discussion of our sale of preferred stock to the U.S. Department of the Treasury in December 2008, and the impact of that capital infusion on our 2009 operations.

An important part of the Annual Meeting is the stockholder vote on corporate business items.  I urge you to exercise your rights as a stockholder to vote and participate in this process.  Stockholders are being asked to consider and vote upon: (1) the election of four directors of the Company and (2) an advisory (non-binding) resolution to approve our executive compensation as disclosed in the enclosed Proxy Statement.

Whether or not you plan to attend the Annual Meeting, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible.  In accordance with the rules of the Securities and Exchange Commission, our Proxy Statement, proxy card and Annual report to Stockholders is available on the Internet at http://www.bankwithmutual.com (click button marked “Annual Report”).  This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

Your Board of Directors and management are committed to the success of the Company and the enhancement of the value of your investment.  As President, I want to express my appreciation for your confidence and support.

Very truly yours,

David W. Heeter
President and Chief Executive Officer

MUTUALFIRST FINANCIAL, INC.
110 E. Charles Street
Muncie, Indiana 47305-2400
(765) 747-2800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MutualFirst Financial, Inc. will be held as follows:

TIME	3:00 p.m. local time

DATE	Wednesday, April 22, 2009

PLACE	110 E. Charles Street, Muncie, Indiana

ITEMS OF BUSINESS
   (1)  Elect four directors for a term of three years.
   (2)  An advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement.
   (3)  Transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

RECORD DATE	Holders of record of the Company’s common stock at the close of business on March 2, 2009, will be entitled to vote at the meeting or any adjournment of the meeting.

ANNUAL REPORT	The Company’s Annual Report to Stockholders is provided with this Notice.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Your vote is very important. Please act today.
BY ORDER OF THE BOARD OF DIRECTORS

DAVID W. HEETER
President and Chief Executive Officer
Muncie, Indiana
March 25, 2009

Important: The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the annual meeting.  A pre-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

IMPORTANT NOTICE: Internet Availability of Proxy Materials
for the Stockholder Meeting To Be Held on April 22, 2009.

These proxy materials are also available to you on the Internet.
You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement, Annual Report to
Stockholders and other proxy materials are available at
http://www. bankwithmutual.com (click button marked “Annual Report”).

MUTUALFIRST FINANCIAL, INC.
110 E. Charles Street
Muncie, Indiana 47305-2400
(765) 747-2800

_______________________

PROXY STATEMENT
_______________________

INTRODUCTION

The Board of Directors of MutualFirst Financial, Inc., is using this Proxy Statement to solicit proxies from the holders of the Company’s common stock for use at the upcoming Annual Meeting of Stockholders.  The annual meeting will be held on Wednesday, April 22, 2009, at 3:00 p.m., local time, at the Company’s main office, located at 110 E. Charles Street, Muncie, Indiana.  At the annual meeting, stockholders will be asked to vote on two proposals:  (1) the election of four directors of the Company for a term of three years each; and (2) an advisory (non-binding) resolution to approve our executive compensation as disclosed in this Proxy Statement.  These proposals are described in more detail below.  Stockholders also will consider any other matters that may properly come before the annual meeting, although the Board of Directors knows of no other business to be presented.

MutualFirst Financial, Inc. may be referred to from time to time in this Proxy Statement as “MutualFirst” or the “Company.”  Some of the information in this Proxy Statement relates to MutualBank, a wholly owned subsidiary of the Company, which may be referred to from time to time in this Proxy Statement as the “Bank.”

By submitting your proxy, you authorize the Company’s Board of Directors to represent you and vote your shares at the annual meeting in accordance with your instructions.  The Board also may vote your shares to adjourn the annual meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the annual meeting.

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2008, which includes the Company’s audited financial statements, is being provided with this Proxy Statement.  Although the Annual Report is being mailed to stockholders with this Proxy Statement, it does not constitute a part of the proxy solicitation materials and is not incorporated into this Proxy Statement by reference.

This Proxy Statement and the accompanying materials are being mailed to stockholders on or about March 25, 2009 and also available to you on the Internet at www.bankwithmutual.com (click button marked “Annual Report”).

Your vote is important.  Whether or not you plan to attend the annual meeting, please submit your proxy promptly in the enclosed envelope.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to vote on the following proposals:

Proposal 1.	Election of four directors of the Company for a term of three years.

Proposal 2.	An advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement.

The stockholders also will act on any other business that may properly come before the annual meeting.  Members of our management team will be present at the annual meeting to respond to your questions.

Who is entitled to vote?

The record date for the annual meeting is March 2, 2009.  Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting.  The only class of stock entitled to be voted at the annual meeting is the Company’s common stock.  Each outstanding share of common stock is entitled to one vote on each matter presented at the annual meeting.  At the close of business on the record date, there were 6,984,754 shares of common stock outstanding.

What if my shares are held in “street name” by a broker?

If your shares are held in “street name” by a broker, your broker is required to vote your shares in accordance with your instructions.  If you do not give instructions to your broker, your broker will be entitled to vote your shares with respect to “discretionary” items, but your broker will not be permitted to vote your shares with respect to “non-discretionary” items.  In the case of non-discretionary items, your shares will be treated as “broker non-votes.”  Whether an item is discretionary is determined by the exchange rules governing your broker.  We believe that each of the proposals described in this Proxy Statement is considered a discretionary item under applicable rules.

What if my shares are held in the Bank’s employee stock ownership plan?

If you are a participant in the Bank’s employee stock ownership plan, the plan trustee is required to vote the shares allocated to your account under the plan in accordance with your instructions.  If you do not instruct the trustee how to vote your allocated shares, the trustee may vote your allocated shares in its sole discretion.  The trustee must vote the unallocated shares in the same proportion as it is instructed to vote the allocated shares.  For example, if on a particular proposal, the trustee was instructed to vote 60 percent of the allocated shares “FOR,” 35 percent of the allocated shares “AGAINST” and five percent of the allocated shares “ABSTAIN,” the trustee would vote 60 percent of the unallocated shares “FOR,” 35 percent of the unallocated shares “AGAINST” and five percent of the unallocated shares “ABSTAIN.”

How many shares must be present to hold the annual meeting?

A quorum must be present at the annual meeting for any business to be conducted.  The presence at the annual meeting, in person or by proxy, of the holders of at least one-third of the shares of common stock outstanding on the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting.

What if a quorum is not present at the annual meeting?

If a quorum is not present at the scheduled time of the annual meeting, the stockholders who are represented may adjourn the annual meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken.  An adjournment will have no effect on the business that may be conducted at the annual meeting.

How do I vote?

You may vote by mail.  If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

You may vote in person at the annual meeting.  If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting.  Note, however, that if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy from the holder of your shares indicating that you were the beneficial owner of those shares on March 2, 2009, the record date for voting at the annual meeting.  You are encouraged to vote by proxy prior to the annual meeting, even if you plan to attend the meeting.

Can I change my vote after I submit my proxy?

Yes, you may revoke your proxy and change your vote at any time before the polls close at the annual meeting by:

$	signing another proxy with a later date;
$	giving written notice of the revocation of your proxy to the Company’s Secretary prior to the annual meeting; or
$	voting in person at the annual meeting.

Your proxy will not be automatically revoked by your mere attendance at the annual meeting.  You must actually vote at the meeting to revoke a prior proxy.

How does the Board of Directors recommend I vote on the proposals?

Your Board of Directors recommends that you vote:

$	FOR the election of the four director nominees to the Board of Directors, each for a three-year term; and
$	FOR the advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement.

What if I do not specify how my shares are to be voted?

If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

$	FOR the election of the four director nominees to the Board of Directors; and
$	FOR the advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement.

Will any other business be conducted at the annual meeting?

The Board of Directors knows of no other business that will be presented at the annual meeting.  If, however, any other proposal properly comes before the stockholders for a vote at the annual meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

How many votes are required to elect the director nominees?

The affirmative vote of a plurality of the votes cast at the annual meeting is required to elect the nominees as directors.  This means that the four director nominees will be elected if they receive more affirmative votes than any other persons nominated for election.  No persons have been nominated for election other than the four nominees named in this Proxy Statement.  If you vote “Withhold” with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute nominee, unless you have withheld authority to vote for the nominee replaced.

How many votes are required to adopt the advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement?

The adoption of the advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast in person or by proxy, at the annual meeting.

How will abstentions be treated?

If you abstain from voting, your shares still will be included for purposes of determining whether a quorum is present.  Because directors will be elected by a plurality of the votes cast, abstaining is not offered as a voting option for Proposal 1.  If you abstain from voting on Proposal 2, the advisory (nonbinding) resolution to approve our executive compensation as disclosed in this Proxy Statement, your shares will not be included in the number of shares voting on the proposal and, consequently, your abstention will have no effect on the proposal.

How will broker non-votes be treated?

Shares treated as broker non-votes on one or more proposals will be included for purposes of calculating the presence of a quorum but will not be counted as votes cast.  Consequently, broker non-votes will have no effect on Proposal 1 or Proposal 2.  If, as expected, Proposals 1 and 2 are considered “discretionary items,” there will be no broker non-votes on these proposals.

STOCK OWNERSHIP

Stock Ownership of Significant Stockholders, Directors and Executive Officers

The following table shows, as of March 2, 2009, the beneficial ownership of the Company’s common stock by:

$	any persons or entities known by management to beneficially own more than five percent of the outstanding shares of Company common stock;

$	each director and director nominee of the Company;

$	each executive officer of the Company and the Bank named in the “2008 Summary Compensation Table” appearing below; and

$	all of the executive officers and directors of the Company and the Bank as a group.

The address of each of the beneficial owners, except where otherwise indicated, is the same address as the Company’s.  As of March 2, 2009, there were 6,984,754 shares of Company common stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options held by that person that are currently exercisable or exercisable within 60 days after March 2, 2009, are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Beneficial Ownership	Percent of Common Stock Outstanding

Greater than 5% Stockholders
The Mutual Savings Bank Employee Stock Ownership Plan 110 E. Charles Street, Muncie, Indiana 47305-2400	446,764(1)	6.4%

Charles J. Viater Director and Senior Vice President of the Company	370,859(2)	5.2%

Directors and Executive Officers(4)
Wilbur R. Davis, Director and Chairman of the Board	69,500(3)	1.0%
David W. Heeter, Director, President and Chief Executive Officer	95,144(4)	1.3%
Patrick C. Botts, Director and Executive Vice President	63,352(5)	*
Linn A. Crull, Director	68,500(6)	1.0%
Edward J. Dobrow, Director	72,000(7)	1.0%
William V. Hughes, Director	44,000(8)	*
Jonathan E. Kintner, Director	76,838(9)	1.1%
Edward C. Levy, Director	22,060(10)	*
Michael J. Marien, Director	102,583(11)	1.5%
Jon R. Marler, Director	19,636(12)	*
Jerry D. McVicker, Director	42,000(13)	*
James D. Rosema, Director	75,000(14)	1.1%
Charles J. Viater, Director and Senior Vice President	371,340(2)	5.2%
Timothy J. McArdle, Senior Vice President and Treasurer	55,607(15)	*

All executive officers and directors as a group (18 persons)	1,278,198(16)	17.2%

________________________

*     Less than 1% of outstanding shares.

(1)
Represents shares held by The Mutual Savings Bank Employee Stock Ownership Plan (“ESOP”), 287,843 of which were allocated to accounts of the ESOP participants as of December 31, 2008.  First Bankers Trust Company, N.A., the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP, which have not been allocated to participant accounts.  The ESOP filed a Schedule 13G amendment with the Securities and Exchange Commission on February 17, 2009.

(2)
Mr. Viater filed a Schedule 13D with the Securities and Exchange Commission on February 18, 2009.  Includes options for 145,040 shares, 36,937 shares in Mr. Viater’s 401(k) account and 154,136 shares pledged as security for debt.

(3)	Includes options for 20,000 shares, 20,000 shares owned by Mr. Davis’ spouse and 32,000 shares pledged as security for debt.

(4)	Includes options for 65,000 shares, 5,700 shares owned jointly with Mr. Heeter=s spouse, 7,114 shares allocated to Mr. Heeter in the ESOP and 9,200 shares pledged as security for debt.

(5)
Includes options for 37,800 shares, 7,700 shares owned jointly with Mr. Botts= spouse, 1,360 shares owned by Mr. Botts= spouse, 6,273 shares allocated to Mr. Botts in the ESOP and 5,000 shares pledged as security for debt.

(6)	Includes options for 20,000 shares, 20,000 shares owned by Mr. Crull’s spouse and 47,500 shares pledged as security for debt.

(7)	Includes options for 20,000 shares, 42,500 shares owned jointly with Mr. Dobrow=s spouse and 40,000 shares pledged as security for debt.

(8)
Includes options for 20,000 shares, 17,000 shares owned jointly with Mr. Hughes= spouse, 500 shares owned by Mr. Hughes= spouse, 500 shares owned by Mr. Hughes= son, 4,000 shares in an IRA account and 15,000 shares pledged as security for debt.

Footnotes continued on next page.

________________________

(9)	Includes 40,829 shares owned jointly with Mr. Kintner’s spouse and 7,701 shares owned by Mr. Kintner’s spouse.

(10)	Includes options for 12,950 shares.

(11)	Includes options for 12,950 shares, 2,932 shares held in the IRA of Mr. Marien’s spouse, 259 shares in a UTMA account for his daughter and 86,442 shares pledged as security for debt.

(12)	Includes options for 5,000 shares, 14,136 shares owned jointly with Mr. Marler=s spouse and 500 shares in a UTMA account for Mr. Marler’s son.

(13)	Includes options for 5,000 shares and 25,194 shares owned jointly with Mr. McVicker=s spouse and 11,806 shares owned by Mr. McVicker=s spouse.

(14)	Includes options for 20,000 shares, 7,500 shares owned by Mr. Rosema’s spouse and 20,000 shares owned jointly with Mr. Rosema=s spouse.

(15)	Includes options for 12,690 shares, 20,000 shares owned by Mr. McArdle=s spouse and 7,307 shares allocated to Mr. McArdle in the ESOP.

(16)
This amount includes options for 413,390 shares held by directors and executive officers and 394,278 shares pledged as security for debt.  This amount does not include the 223,831 shares owned by the MutualBank Charitable Foundation, Inc., which is an Indiana non-profit corporation and 501(c)(3) tax-exempt organization with no stock or stockholders.  Three of the six directors and all the officers of the Foundation also are directors or officers of the Company or the Bank.  Pursuant to its charter and applicable federal regulations, these shares are required to be voted in any stockholder vote in the same ratio as the votes cast by all other stockholders of the Company.  The Foundation filed a Schedule 13G with the Securities and Exchange Commission on February 13, 2009 to report the reduction of its ownership level to below 5.0%.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Company’s common stock, to report to the SEC their initial ownership of the Company’s common stock and any subsequent changes in that ownership.  Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any late filings or failures to file.

To the Company’s knowledge, based solely on its review of the copies of these reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2008, all other Section 16(a) filing requirements applicable to the Company’s executive officers and directors during the fiscal year ended December 31, 2008, were met.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company’s Board of Directors consists of thirteen directors, divided into three classes.  Directors in each class generally are elected to serve for three-year terms that expire in successive years.  The term of one of the classes of MutualFirst’s directors will expire at the annual meeting.

In December 2008, Director R. Donn Roberts retired from the board of directors after 23 years of service to the Company and the Bank.  In connection with our acquisition of MFB Corp. in July 2008, and four directors of MFB Corp. were appointed to the Company’s board of directors.  Michael J. Marien and Edward C. Levy were appointed as directors for a term expiring at our 2010 annual meeting, and Charles J. Viater and Jonathan E. Kintner were appointed as directors for a term expiring at our 2011 annual meeting.  In connection with these appointments, the Company adopted an option available under Maryland law, which allows these appointed directors to serve the remainder of the full term of the class of directors to which they were appointed, rather than be up for election in that class at this annual meeting.

Nominees and Directors

The Company’s board of directors, based on the recommendations of the Nominating Committee, has nominated Patrick C. Botts, William V. Hughes, Jerry D. McVicker and James D. Rosema for election as directors for three-year terms expiring at the annual meeting of stockholders to be held in 2012.  These four individuals currently serve as directors of the Company and the Bank.

The nominees have each consented to being named in this Proxy Statement and have agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute nominee, unless you have withheld authority to vote for the nominee replaced.

The affirmative vote of a plurality of the votes cast at the annual meeting is required to elect the four nominees as directors.

The Company’s Board of Directors recommends that you vote “FOR” the election of each of the nominees.

The following tables set forth, with respect to each nominee and each continuing director, his name and age, the year in which he first became a director of the Company or the Bank prior to the formation of the Company in 1999, and his or her principal occupation and business experience during the past five years.

Nominees for Election as Directors for Three-Year Term Expiring at the 2012 Annual Meeting

Name of Director; Year First Became a Director	Age	Principal Occupation and Business Experience

Patrick C. Botts 2003	45
Executive Vice President of the Company and President and Chief Operating Officer of the Bank since November 2003.  Prior to that appointment, he served as the Executive Vice President and Chief Operating Officer of the Bank since April 2002.  From 2001 to 2002, he served as Vice President of Human Resources, Marketing and Administration of the Bank.  Prior to 2001, he served as Vice President of Retail Lending for the Bank and has been employed by the Bank since 1986.

William V. Hughes 1999	61	Partner in the law firm of Beasley & Gilkison, LLP, Muncie, Indiana, since 1977, which serves as general counsel to the Bank. Advisory director to the Bank from January 1995 to April 1999.

Jerry D. McVicker 2000	63	Retired Administrator for Marion Community Schools, where he had served since 1996. Mr. McVicker served as a director of Marion Capital Holdings, Inc., which merged with the Company in December 2000.

James D. Rosema 1998	62	President of Rosema Corporation since 1972, an interior finishing company located in Muncie and Fort Wayne, Indiana.

Directors Continuing in Office With Terms Expiring at the 2011 Annual Meeting
Name of Director; Year First Became a Director	Age	Principal Occupation and Business Experience

Linn A. Crull 1997	53	Certified Public Accountant; member and managing partner of the accounting firm of Whitinger & Company, LLC, Muncie, Indiana, since 1979.

Wilbur R. Davis 1991	54	Chairman of the Boards of Directors of the Company and the Bank. President and co-founder of Ontario Systems, LLC, a computer software company located in Muncie, Indiana, since 1980.

Jonathan E. Kintner 2008	65
Owner and operator of a private optometry practice in Mishawaka, Indiana for more than five years.  Served as a director of MFB Corp. and its banking subsidiary for 31 years prior to their acquisition by the Company.

Jon R. Marler 2000	58
President and owner of Carico Systems since 1999, a distributor of heavy duty wire containers and material handling carts in Fort Wayne, Indiana.  Senior Vice President of Ralph M. Williams and Associates, a real estate developer located in Marion, Indiana, since 1987.  Served as a director of Marion Capital Holdings, Inc., which merged with the Company in December 2000.

Charles J. Viater 2008	54
Senior Vice President of the Company and Regional President of the Bank since July 2008.  Served as president, chief executive officer and a director of MFB Corp. and its banking subsidiary for 13 years prior to their acquisition by the Company.

Directors Continuing in Office With Terms Expiring at the 2010 Annual Meeting
Name of Director; Year First Became a Director	Age	Principal Occupation and Business Experience

Edward J. Dobrow 1988	61
President and owner of D&M Leasing since September 2001, a property development company located in Muncie, Indiana.  President and owner of Dobrow Industries from 1981 to September 2001, a scrap metal processing company located in Muncie, Indiana.

David W. Heeter 2003	47
President and Chief Executive Officer of MutualFirst and Chief Executive Officer of the Bank since 2003.  In 2002, he became the Executive Vice President of MutualFirst and the Bank.  From 2001 to 2002, he served as Executive Vice President and Chief Operating Officer of the Bank.  Prior to 2001, he served as Vice President of Human Resources, Marketing and Administration of the Bank.  He started with the Bank in 1986.

Edward C. Levy 2008	60
Officer and owner of Freeman-Spicer Leasing and Insurance Corp. and its affiliated financial services entities for more than five years.  In 2005, he became an executive officer of Take Out Foods International, Inc. based in Indianapolis, which is engaged in the business of ordering food over the Internet.  Served as a director of MFB Corp. and its banking subsidiary for three years prior to their acquisition by the Company.

Michael J. Marien 2008	61
Account Manager for IT/Signode Corp., a division of Illinois Tool Works (packaging of steel industry products and services, Glenview, Illinois), for more than five years.  Served as a director and chairman of the board of MFB Corp. and its banking subsidiary for 21 years prior to their acquisition by the Company.

Business Relationships and Transactions with Executive Officers, Directors and Related Persons

The Company and the Bank may engage in a transaction or series of transactions with our directors, executive officers and certain persons related to them.  Except for loans by the Bank, which are governed by a separate policy, these transactions that qualify as “related party” transactions under applicable regulations of the Securities and Exchange Commission are subject to the review and approval of the Audit/Compliance Committee and ratification by the Board of Directors.  All other transactions with executive officers, directors and related persons are approved by the Board of Directors.  During 2008, the only transaction or series of transactions of this nature, the amount of which exceeded $120,000, involved the law firm that has been retained as MutualBank’s general counsel for decades.  Director Hughes is a partner in the law firm of Beasley & Gilkison LLP, which received a $66,000 retainer fee in 2008 to serve as general counsel to the Bank on certain real estate and litigation matters and also received additional fees on an hourly basis for services actually rendered on other matters.  Mr. Hughes’ firm received $171,778 for professional services rendered to the Bank during the year ended December 31, 2008, which was more than 5% of the total fees earned by the firm in 2008.

The Bank has a written policy of granting loans to officers and directors, which fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with non-insiders prevailing at the time, in accordance with the Bank’s underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.  These loans to directors and executive officers are not made at preferential rates, however, certain Bank closing fees were waived.  No director, executive officer or any of their affiliates had aggregate indebtedness to the Bank at below market interest rate loans exceeding $120,000 in the aggregate since December 31, 2008.  Loans to all directors and executive officers and their associates totaled approximately $11.5 million at December 31, 2008, which was approximately 7.5% of the Company’s consolidated stockholders’ equity at that date.  All loans to directors and executive officers were performing in accordance with their terms at December 31, 2008.

Board of Directors’ Meetings and Committees and Corporate Governance Matters

Board Meetings, Independence and Ethics Code

Meetings of the Company’s Board of Directors are generally held on a monthly basis. The Company’s Board of Directors held thirteen regular meetings and three special meetings during the fiscal year ended December 31, 2008.  All directors of the Company attended more than 75 percent of the aggregate of the total number of Board meetings.  The Company’s policy is for all directors to attend its annual meeting of stockholders, and all of our directors attended last year’s annual meeting.

The Board has determined that Directors Crull, Davis, Dobrow, Kintner, Levy, Marien, Marler, McVicker and Rosema, constituting a majority of the Board members, are “independent directors,” as that term is defined in the Nasdaq listing standards.  Among other things, when making this determination, the Board considers each director’s current or previous employment relationships and material transactions or relationships with the Company or the Bank, members of their immediate family and entities in which the director has a significant interest.  The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.  Among other matters, in reaching its determination on independence, the Board considered the fact that certain of the directors or their affiliates have borrowed money from the Bank. See "Business Relationships and Transactions with Executive Officers, Directors and Related Persons."

Stockholders may communicate directly with the Board of Directors by sending written communications to Wilbur R. Davis, Chairman of the Board, MutualFirst Financial, Inc., 110 E. Charles Street, Muncie, Indiana  47305-2400.

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees.  You may obtain a copy of the Code free of charge by writing to the Corporate Secretary of the Company, 110 E. Charles Street, Muncie, Indiana  47305-2400 or by calling (765) 747-2800.  In addition, the Code of Business Conduct and Ethics has been filed with the SEC as Exhibit 14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and is available on our website at www.bankwithmutual.com at “Inside MFSB/Resources/About Us/Code of Ethics.”

Board Committee Attendance and Charters

The Board of Directors of the Company has standing Audit/Compliance, Compensation and Nominating Committees.  All members of these committees attended more than 75 percent of the total number of meetings held by the committees on which he served.

The Board of Directors has adopted written charters for the Audit/Compliance Committee, the Compensation Committee and the Nominating Committee.  Copies of the charters for the Audit/Compliance Committee, Compensation Committee and the Nominating Committee are available on our website at www. bankwithmutual.com at “Inside MFSB/Resources/About Us/Audit Committee; /Compensation Committee; /Nominating  Committee.”  You also may obtain a copy of these committee charters free of charge by writing to the Corporate Secretary, MutualFirst Financial, Inc., 110 E. Charles Street, Muncie, Indiana  47305-2400 or by calling (765) 747-2800.

Audit/Compliance Committee

The Audit/Compliance Committee is comprised of Directors Crull (Chairman), Davis, Dobrow, Kintner, Levy and McVicker, all of whom are “independent directors” under the Nasdaq listing standards.  No member of the Audit/Compliance Committee had any relationship with the Company or the Bank requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.  The Board of Directors has determined that Directors Crull and Levy are each an “audit committee financial expert” as defined in Item 407(e) of Regulation S-K of the Securities and Exchange Commission and that all of the Audit/Compliance Committee members meet the independence and financial literacy requirements under the Nasdaq listing standards.  In 2008, the Audit/Compliance Committee met five times.

The Audit/Compliance Committee is responsible for hiring, terminating and/or reappointing the Company’s independent auditor and for reviewing the annual audit report prepared by our independent registered public accounting firm.  The functions of the Audit/Compliance Committee also include:

$	approving non-audit and audit services to be performed by the independent registered public accounting firm;

$	reviewing and approving all related party transactions for potential conflict of interest situations;

$	reviewing and assessing the adequacy of the Audit/Compliance Committee Charter on an annual basis;

$	reviewing significant financial information for the purpose of giving added assurance that the information is accurate and timely and that it includes all appropriate financial statement disclosures;

$	ensuring the existence of effective accounting and internal control systems; and

$	overseeing the entire audit function of the Company, both internal and independent.

Compensation Committee

The Compensation Committee is comprised of five independent directors, Directors McVicker (Chairman), Crull, Davis, Marien, Marler and Rosema.  No member of the Compensation Committee had any relationship with the Company or the Bank requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.  The Compensation Committee is responsible for:

$
determining compensation to be paid to its officers and employees, which are based on the recommendations of Messrs. Heeter and Botts, except that compensation paid to Mr. Heeter is determined based on the recommendation of a majority of the independent directors, and neither Mr. Heeter nor Mr. Botts are not present during voting or deliberations concerning their compensation;

$	overseeing the administration of the employee benefit plans covering employees generally; and

$	reviewing our compensation policies and the Compensation Discussion and Analysis included in this Proxy Statement.

The Compensation Committee does not designate its authority to any one of its members or any other person, however, Mr. Heeter does make recommendations to the Committee for all compensation, except his own.  The Compensation Committee retained Clark Consulting in 2008 to perform a competitive compensation study on the compensation provided to our named executive officers compared to that provided at other comparable financial institutions.  The Compensation Committee also administers the Company’s 2000 Stock Option and Incentive Plan, 2000 Recognition and Retention Plan and 2008 Stock Option and Incentive Plan.  It reviews overall compensation policies for the Company.  As a result of the Company receiving funds from the United States Department of the Treasury (the “Treasury”) in exchange for preferred shares under the TARP Capital Purchase Program (“TARP Program’), the Committee must review the Company’s incentive compensation plans to determine if they encourage undue or unnecessary risk and take other actions to ensure we meet the other compensation limits in the TARP Program.  The Company’s Compensation Committee met six times during the fiscal year ended December 31, 2008.

Compensation Committee Interlocks and Insider Participation

None of the five members of the Compensation Committee are an officer, employee or former officer of the Company or the Bank.  None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Nominating Committee

The Nominating Committee is composed of Directors Davis (Chairman), Crull, Kintner, Marler, McVicker and Rosema.  The committee is primarily responsible for selecting nominees for election to the Board.  The Nominating Committee generally meets once per year to make nominations.  The Nominating Committee will consider nominees recommended by stockholders in accordance with the procedures in the Company’s bylaws, but the Nominating Committee has not actively solicited such nominations.  The Nominating Committee has the following responsibilities:

•	recommend to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•
recommend candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in the Company’s charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to the Company’s communities and shared values, as well as overall experience in the context of the needs of the Board as a whole;

•	review nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of the Company’s charter and bylaws;

•	consider and evaluate nominations from stockholders using the same criteria as all other nominations;

•	annually recommend to the Board committee assignments and committee chairs on all committees of the Board, and recommend committee members to fill vacancies on committees as necessary; and

•	perform any other duties or responsibilities expressly delegated to the Committee by the Board.

Nominations, other than those made by the Nominating Committee, must be made pursuant to timely notice in writing to the Corporate Secretary as set forth in Article I, Section 1.09 of the Company’s bylaws.  In general, to be timely, a stockholder’s notice must be received by the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; however, if less than 100 days’ notice of the date of the scheduled annual meeting is given by the Company, the stockholder has until the close of business on the tenth day following the day on which notice of the date of the scheduled annual meeting was made.  The stockholder’s notice must include the information set forth in Article I, Section 1.09 of the Company’s bylaws, which includes the following:

•
as to each person whom a stockholder proposes to nominate for election as a director: all information relating to the proposed nominee that is required to be disclosed in the solicitation of proxies for election as directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934; and

•
as to the stockholder giving the notice: the name and address of the stockholder as they appear on the Company’s books and the number of shares of the Company’s common stock beneficially owned by the stockholder.

This description is a summary of our nominating process.  Any stockholder wishing to propose a director candidate to the Company should review and must comply in full with the procedures set forth in the Company’s charter and bylaws and in Maryland law.  During the fiscal year ended December 31, 2008, the Nominating Committee was responsible for selecting director nominees and met two times with respect to the selection of director nominees.

COMPENSATION DISCUSSION AND ANALYSIS

Overview.  Our executive compensation program and policies are administered by the Compensation Committee.  See “Board of Directors’ Meeting and Committees and Corporate Governance Matters – Compensation Committee.”  This Compensation Discussion and Analysis provides an overview of our compensation program and our objectives in establishing the base salary, short-term cash incentives, long-term equity incentives and retirement components of our executive compensation.

The Compensation Committee has full responsibility and discretion to evaluate and compensate our executive officers within the parameters of our compensation principles and philosophy.  It oversees or administers all Company and Bank compensation plans and reviews Mr. Heeter’s performance on a quarterly basis.  Though the overall responsibility for setting compensation belongs to the Compensation Committee, Mr. Heeter and Mr. Botts assist the Committee in establishing compensation levels and forms for all employees and officers, except themselves.  Mr. Heeter reviews all the other executive officers, including Mr. Botts, and provides the Compensation Committee with those reviews and compensation recommendations for all those other executive officers.  Only the Committee establishes Mr. Heeter’s compensation.  Our Human Resources Manager assists the Compensation Committee in setting non-executive employee salary increases, merit adjustments, 401(k) discretionary contributions and other benefits.

The Compensation Committee retained Clark Consulting in 2005 to conduct a competitive compensation study on executive and director compensation.  The Compensation Committee obtained other independent surveys of executive compensation in 2006 and 2007 at other financial institutions of similar size in order to update the original study and set compensation for 2007 and 2008.  The Compensation Committee retained Clark Consulting in 2008 to perform a competitive compensation study on the compensation provided to our named executive officers compared to that provided at other comparable financial institutions.  The Compensation Committee utilized an analysis by Clark Consulting on bonus plans at other financial institutions of similar size when it formulated our 2009 Bonus Plan.

Philosophy and Objectives of Compensation Program.  The Compensation Committee has established a broad-based compensation program to address compensation for directors, executive officers and other employees.  The overall goal of this compensation program is to help the Company and the Bank attract, motivate and retain talented and dedicated executives, orient its executives toward the achievement of business goals, and link the compensation of its executives to the Company’s success.  The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team.  Our compensation philosophy is based on established principles for all pay practices and aligns with our corporate values, which are to conduct our business with character, compassion, class and competition.  We reflect these values in our compensation by ensuring competitive and fair practices. Our overriding principles in setting types and amounts of compensation are:

•	Merit/Performance Based – Individual compensation is linked to the successful achievement of performance objectives.

•	Market Competition – Total compensation attracts, retains and motivates our top performers at a competitive level in our market.

•
Stockholder Balance – Compensation components that align the interests of key management, especially the named executive officers with those of our stockholders in furtherance of our goal to increase stockholder value.

In setting executive compensation and benefits in line with this philosophy, the Compensation Committee has established a full compensation package that includes base salary, annual incentive bonus compensation, equity compensation, benefits and perquisites.  The Compensation Committee uses quantitative and qualitative factors in setting the types and amounts of these compensation components granted to each named executive officer and other employees.  Our compensation program seeks to reach an appropriate balance between base salary, (to provide competitive fixed compensation) and incentive opportunities in performance-based cash bonuses (to provide rewards for meeting performance goals) and equity compensation (to align our executives’ interests with the our stockholders’ interests).

We provide the opportunity for certain of our executive officers to be protected under employment agreements with severance and change in control provisions.  These agreements assist us in attracting and retaining qualified officers.  See “Overview of Executive Officer Compensation – Employment Agreements” and “Potential Termination and Change in Control Payments.”

Difficult market conditions and economic trends have adversely affected our industry and our business in 2008 and continue to do so in 2009.  As a result our overall financial performance in 2008, whether measured by the change in our net income or earnings per share, was down significantly from our performance in 2007.  Given this challenging environment, we limited incentive compensation payments in 2008.  As a result, there were no year-end annual bonuses for our senior management under the 2008 Bonus Plan and no options have been awarded under our 2008 Stock Option and Incentive Plan, which was approved by stockholders last year.

Compensation Restrictions in TARP Capital Purchase Program.

In December 2008, we participated in the TARP Program, and the Treasury invested approximately $32.4 million in our preferred stock and received a warrant for 625,135 shares of our common stock for $7.77 per share.  As a participant in the TARP Program, we must implement the following restrictions and requirements on executive compensation and are subject to additional limits on our tax deductions for senior executive pay:

•
A prohibition from making golden parachute payments to our senior executive officers triggered by an involuntary termination of employment (but not based solely on a change in control) over the limits in Section 280G of the Internal Revenue Code.  For purposes of these TARP program limits, our senior executive officers constitute our named executive officers included in our Summary Compensation Table).

•
Condition the payment of bonus and incentive compensation paid to the senior executive officers based on financial statements or financial performance to repayment (often referred to as “clawback”) if such financial statements or performance figures later prove to be materially inaccurate.

•
Review within 90 days of the TARP Program closing and annually thereafter our senior executive bonus and incentive compensation programs to determine if they encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

•	Limitation on our tax deduction for compensation earned annually by each of the senior executive officers to $500,000.

As part of the analysis and decision-making relating to our participation in the TARP Program, the Compensation Committee and the Board of Directors was apprised of these restrictions and requirements on executive compensation.  Our participation in the TARP Program was a catalyst for several actions by our Compensation Committee and senior executive officers:

•
Our five senior executive officers entered into compensation modification agreements with the Compensation Committee and executed waivers consenting to the restrictions and limitations required by the TARP Program rules.

•	The Compensation Committee conducted a review of our senior executive incentive programs from a risk perspective and concluded they do not encourage unnecessary or excessive risk.

The economic stimulus bill entitled the American Recovery and Reinvestment Act of 2009 (the “ARRA”), which became effective February 17, 2009 contains additional restrictions and requirements on the executive compensation paid by participants in the TARP Program.  The ARRA directs the Treasury to issue regulations governing compensation paid or accrued by financial institutions participating in the TARP Program.  Because these regulations have not been enacted, the following additional compensation requirements are not yet in effect:

•
Prohibition on paying or accruing any bonus, incentive or retention compensation for at least the five most highly compensated employees, other than certain awards of long-term restricted stock or bonuses payable under existing employment agreements.

•
Prohibition on any golden parachute payments to the five senior executive officers and the next five most highly compensated employees for an involuntary departure from the Company, other than compensation earned for services rendered or accrued benefits.

•
Condition on bonus, incentive and retention payments made to our five highest paid executive officers and next 20 most highly compensated employees subjecting them to repayment (clawback) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

•	Prohibition on any compensation plan that would encourage manipulation of reported earnings.

•
Adoption of a company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business.

ARRA also requires all participants in the TARP Program to submit a “say-on-pay” proposal to a non-binding vote of shareholders at future annual meetings, whereby shareholders vote to adopt a resolution approving our executives compensation as disclosed in this Proxy Statement.

    As noted, the ARRA directs the Treasury to issue regulations implementing the foregoing.  There are numerous questions regarding the scope of the ARRA restrictions and requirements, because none of these regulations have been issued or proposed yet.  Pending the issuance of regulations, the Board, Compensation Committee and management are reviewing the requirements of the ARRA, its impact on current and going forward compensation, and the effect of the law’s requirements on the Company’s competitive position.  Actions required by the ARRA and consideration of competitors factors may include changes to the form and amount of compensation paid to our executive officers, including adjustments to base salaries, the reduction or elimination of bonus compensation and issuance of long-term restricted stock awards.  Because of this uncertainty respecting the impact of the ARRA provisions, except as expressly mentioned otherwise, the following compensation discussion and disclosure in this Proxy Statement does not address the effect, if any, compliance with the ARRA may have on our executive compensation program and references to the TARP Program refer to its requirements as applicable prior to the ARRA.  All of these TARP restrictions and requirements on executive compensation are in place so long as Treasury owns our preferred stock.

Components of Executive Compensation.

The components of our compensation program are as follows:

Base Salary.  A base salary is established for each executive to reflect the potential contribution of the executive to the achievement of the Bank’s business objectives and to be competitive with base salaries paid by other comparable financial institutions.  The level of each executive officer’s base salary is designed to reward performance for carrying out the required day-to-day activities and responsibilities of each officer’s position.  The Committee utilizes outside resources to ascertain appropriate base salaries for our officers and other employees.  The Committee also is cognizant of the salaries paid by other non-financial institution companies in the Bank’s market area with which it believes the Bank competes for executives.  Through its merit increase planning guide, the Bank increases salaries based upon competitive market needs, the Bank’s past and expected financial performance and the individual employee’s performance.  Base salary is the largest element of the Company’s compensation program because it fairly compensates individuals for fulfilling their daily responsibilities and obligations.

Annual Incentive Cash Bonus Compensation.  This year’s cash bonus program for executive officers was implemented in lieu of 2009 salary increases.  Our annual incentive cash bonus plan is designed to reward the named executive officers for achieving or exceeding of earnings per share in 2009 above designated target levels, which differ from officer to officer.  The amount of the annual bonus, if earned, is determined by multiplying each officer’s salary by his applicable payout percentage, which varies from officer to officer.  Our ability to implement this bonus plan may be limited by Treasury regulations to be issued under ARRA.

Equity Compensation.  The Company has utilized equity compensation in the form of stock options and restricted stock to align the interests of our named executive officers with our shareholders and to reward those individuals’ contributions to our franchise value over time.

The Company established a 2000 Recognition and Retention Plan providing for the award of up to 232,784 shares of Company common stock to eligible participants, including our named executive officers and directors with delayed vesting over at least five years.  By granting these individuals shares of restricted stock, the Company rewards them for their contribution to the Company’s value over time.  All available awards have been made under this plan.

The Company established a 2000 Stock Option and Incentive Plan providing for the award of options for up to 581,961 shares of Company common stock to eligible participants, including our named executive officers and directors with delayed vesting over at least five years.  By granting these individuals options, the Company gives them a personal incentive to increase our stock value.  Options were granted at the market value for the stock on the grant date.  Only 161 shares remain available for future awards under this plan.

The Company established a 2008 Stock Option and Incentive Plan providing for the award of options or stock appreciation rights for up to 352,741 shares of our common stock.  This plan is administered by the Compensation Committee.  No awards have been made under this plan.

In connection with our acquisition of MFB Corp., we acquired the MFB Corp 2002 and 1997 Stock Option Plans, because of stock options remaining outstanding under those plans.  Those outstanding options for MFB Corp. stock were converted into options for 296,555 shares of our common stock at a weighted average exercise price of $9.90.  These plans are now administered by our Compensation Committee.

Benefits.  The Company provides benefits to all employees with an opportunity to maintain a quality standard of living over time and to have access to health care.  These benefits help us to attract and retain highly effective executives and other employees.  These welfare benefits are administered consistently to all levels of the organization.  All employees share in the cost of health benefits based on the coverage they elect.  Available health care benefits are commensurate with that available in our market area.

The Company has designed retirement plans or programs to ensure our employees have adequate income levels after employment.  The Company maintains a 401(k) Retirement Savings Plan, which is subject to Department of Labor and IRS requirements.  The Compensation Committee determines the amount of Company contributions to the 401(k) plan for all employees.  It has been the Company’s practice to contribute 3% of salary for all employees and to match 50% of the first $600 of an employee’s contributions per year.  The Company also maintains an employee stock ownership plan (“ESOP”) designed to ensure all employees have a vested interest in the success of the Company.  The ESOP purchased shares of the Company’s stock in 1999, which are allocated to employees annually over 15 years.  These two tax qualified plans are funded by the Company to provide retirement income for non-executive employees at normal retirement age of approximately 60% to 70% of pre-retirement income for employees that dedicate their career to the Company.

Because tax-qualified plans limit funding for certain highly compensated employees and are not available to directors, the Company has established other retirement compensation plans for those individuals.  Certain officers, including the named executive officers, and certain directors are entitled to defer compensation under nonqualified plans.  The deferred compensation plan for executive officers enables them to supplement their retirement income under our qualified plans to provide them with approximately 10% of their salary at retirement as retirement income, if and to the extent they participate in the program.  For additional information regarding these plans, see “Non Qualified Deferred Compensation – Executive Deferred Compensation Agreements” and “Director Compensation.”  The Company also maintains a supplemental executive retirement plan (“SERP”) for key employees, including the named executive officers.  See “Overview of Executive Compensation – Executive Supplemental Retirement Income Agreements” for more information about the SERP.  The deferred compensation program and SERP are designed to provide career executive officer retirees, in conjunction with Social Security, tax qualified retirement plans and the ESOP, with approximately 70% of their pre-retirement income.

Three of our named executive officers have three-year employment agreements that provide for special payments to the executives in case of a change in control of the Company or an involuntary termination of the executive for other than cause (as defined in the agreements).  These agreements are common benefits for executives of publicly traded financial institutions, and the Company believes they are important in order to attract and retain qualified executive management.  Certain of our benefit plans also provide for accelerated payments or other benefits upon a change in control of the Company or an involuntary termination of the executive for other than cause.  See “Potential Termination and Change in Control Payments.”  The provisions of these employment contracts, especially those governing payments for a change in control or involuntary termination, are limited by the compensation requirements of the TARP Program.  Our named executive officers have entered into compensation modification agreements with the Compensation Committee authorizing these required changes.

Perquisites.  The Company provides perquisites designed to enhance the success of the Company.  Executive officer education is provided at industry conferences, seminars and schools, sometimes with spousal travel expenses.  Dues to country clubs, social clubs and service organizations are paid to encourage community involvement and build business relationships.  Messrs. Heeter Botts and Viater receive a car allowance, and the value of the allowance is included in their taxable income.  Continuation of these perquisites may be subject to the policy on luxury expenditures required to be adopted by the ARRA.

Tax Considerations.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1 million paid to our chief executive officer and next four most highly compensated employees.  Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.  The Compensation Committee reviews and considers the potential consequences of Section 162(m) to the Company.  The Company reserves the right to use our judgment to authorize compensation to any employee that does not comply with the Section 162(m) exemptions for compensation we believe is appropriate.

As a result of our participation in the TARP Program, we also are subject to a new subsection (5) of Section 162(m), which limits the deductibility of all compensation, including performance based compensation, to $500,000 for each of our five senior executive officers with respect to any taxable year during which the Treasury owns our preferred stock.  The compensation included under this limit includes forms of compensation not included in general $1 million limit, including deferred compensation.  This $500,000 limitation is being applied in 2008 only for the short portion of time that we were TARP recipients during the year.

Section 280G of the Internal Revenue Code provides that severance payments triggered by a change in control, which equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments.”  Individuals receiving parachute payments in excess of three times their base amount are subject to a 20% excise tax on the amount of the excess payments.  If excess parachute payments are made, the Company and the Bank would not be entitled to deduct the amount of the excess payments.  Each employment agreement provides that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

As a result of our participation in the TARP Program, we also are subject to a new provision of Section 280G, which extends this limitation to severance payments for other forms of severance due to an involuntary termination or bankruptcy.  As noted above, the ARRA requires that the Treasury issue standards that prohibit golden parachutes for any involuntary termination.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” for the year ended December 31, 2008.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee certifies, in accordance with regulations governing TARP Program participants, it has reviewed with the Company’s senior risk officers all incentive compensation plans and arrangements for senior executive officers and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

The foregoing report is furnished by the Compensation Committee of the Board of Directors.

Jerry D. McVicker (Chairman)
Linn A. Crull
Wilbur R. Davis
Jon R. Marler
Michael J. Marien
James D. Rosema

EXECUTIVE COMPENSATION

Overview of Executive Officer Compensation

The Company uses a combination of cash and stock-based compensation to attract and retain qualified persons to serve as executive officers of the Company and the Bank.  Each executive officer of the Company also is an executive officer of the Bank.  Executive officers are not compensated for their service to the Company.  As described in more detail in our Compensation Discussion and Analysis, in setting compensation for executive officers, the Compensation Committee considers the significant amount of time and level of skill required to perform the required duties of each person’s position, taking into account the complexity of our business as a regulated public company and financial institution.

Employment Agreements.  The Bank has entered into three-year employment agreements with Messrs. Heeter, Botts and McArdle, which provide for annual one-year extensions, unless the Board decides not to authorize the extension.  Under these agreements, each executive’s salary is reviewed annually and cannot be decreased.  The 2009 base salaries of Messrs. Heeter, Botts and McArdle under these agreements are $275,000, $220,000 and $180,000, respectively.  Under these agreements, each executive is entitled to participate equitably in discretionary bonuses awarded to executive employees and in the Bank’s other employee benefit plans, including medical, dental group life, disability and accidental death and dismemberment insurance benefits.  These benefits also include participation in the Bank’s 401(k) plan and ESOP.  Each agreement provides that the executive’s employment may be terminated by the Bank or by the executive at any time and also provides for termination upon the occurrence of certain events specified by federal regulations.  If the executive’s employment is terminated due to disability, he would receive his salary and other benefits for the reminder of the three-year term, with a reduction in his salary for disability insurance payments from insurance purchased by the Bank.  If the executive’s employment is terminated due to death, his estate would receive all benefits under the agreement through the end of the month.  If the executive’s employment is terminated for cause or voluntarily by the executive, he would receive all benefits under the agreement through that termination date.  See “Potential Termination and Change in Control Payments” for additional benefits under these agreements if the executive is terminated without cause, in a constructive termination or in connection with a change in control of the Company or the Bank.  The executives have no responsibility to mitigate amounts owed to them under the agreements nor does any compensation received from another employer reduce post-termination compensation under the agreements.  Certain benefits under these agreements are subject to the compensation limits in the TARP Program.

Compensation Modification Agreements.  In connection with our participation in the TARP Program, our Compensation Committee entered into Compensation Modification Agreements with Messrs. Heeter, Botts and McArdle in order for the Company to be in compliance with the TARP Program compensation limits.  Under these agreements, each officer agreed that: (1) his employment agreement and all other compensation benefits are deemed to be amended to comply with the applicable TARP Program compensation limits; (2) he will repay any paid bonus or other compensation subject to the clawback under the TARP Program within 30 days of receiving a written demand from the Company; and (3) his right to severance payments is subject to the applicable TARP Program compensation limits on golden parachutes.  Each officer also waived any potential claims against the Company for any changes in his compensation resulting from the application of the TARP Program compensation limits.

Executive Supplemental Retirement Income Agreements.  The Bank’s SERP is a non-qualified supplemental executive retirement program for the benefit of designated senior executives, including all of the named executive officers.  The purpose of the plan is to provide the executive with approximately 60% of his expected salary at retirement as his annual retirement income, after Social Security benefits, ESOP shares and income from all tax qualified plans of the Bank.  At the time the executive qualifies as a SERP participant, an estimated annual SERP retirement payment is established, based on the individual’s anticipated salary at retirement, estimates of the person’s retirement income from Social Security benefits, ESOP shares and income from all tax qualified plans of the Bank and an assumed 8% annually rate of return (which rate was set at the inception of the plan in 1993 and was not an above-market rate at that time).  This estimated payment amount is reviewed periodically for changes in the relevant factors.  Each participant establishes a secular trust at another financial institution, which acquires life insurance policies, the cash value of which will provide the SERP retirement payments.  The Bank makes an annual payment to each participant’s secular trust to fund the cost of that insurance, which increases as the estimated payout increases or the executive ages.  Those accrued contributions are taxable income to the participant in the year it is made and are reflected in the 2008 Summary Compensation Table.  Participating executives begin to receive retirement payments under the SERP at the later of age 65 or the end of their full time service to the Bank (“SERP eligibility”), and such payments are made in monthly installments over 15 years (unless the executive chooses a lump sum payment).  At SERP eligibility, the executive’s actual retirement payments are determined based on the annuitized value of the executive’s account at a rate determined by the secular trust trustee, based on investment returns of the trust.  These payments may be more or less than the amount estimated prior to retirement and used to purchase the trust assets.  After SERP eligibility, the executives’ earnings on their SERP accounts are actual earnings of funds invested by the trustee (unless they receive a lump sum).  The executives’ access to SERP payments is subject to a non-compete provision in the plan.  Prior to the SERP eligibility, any violation of that provision terminates future SERP contributions and results in a lump sum payment at SERP eligibility.  After SERP eligibility, any violation of the non-compete results in no future earnings on the SERP account at the time.  The plan provides for earlier payouts and accelerated funding in the event of a termination due to disability and for continued payouts and accelerated funding in the event of death.  See “Potential Termination and Change in Control Payments” for benefits under the SERP upon termination without cause or a change in control.

2008 Summary Compensation Table

The following table sets forth information concerning the compensation earned in 2008, 2007 and 2006 by: our principal executive officer and the next two most highly compensated executive officers whose salary and bonus during the fiscal year ended December 31, 2008, exceeded $100,000.  We will use the term “named executive officers” in this Proxy Statement to refer to the officers listed in the table.  The only bonuses paid by the Company to the named executive officers are disclosed below as non-equity incentive plan compensation.

Name and Principal Position	Fiscal Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total

David W. Heeter	2008	$257,769	$12,491	$7,653	$5,429	$34,153(5)	$317,495
President and Chief Executive Officer	2007 2006	$233,500 $225,000	$12,491 $76,270	$3,092 $2,934	$4,421 $3,617	$28,742 $38,026	$282,246 $345,847

Patrick C. Botts	2008	$207,692	$ 8,565	$6,070	$3,932	$17,132(6)	$243,391
Executive Vice President	2007 2006	$189,000 $182,000	$ 8,565 $52,294	$2,502 $2,373	$3,373 $3,138	$23,554 $29,461	$226,994 $269,266

Timothy J. McArdle	2008	$180,000	---	$5,072	$9,873	$39,394(7)	$234,339
Senior Vice President, Treasurer and Chief Financial Officer	2007 2006	$172,500 $166,500	--- ---	$2,417 $2,171	$8,936 $7,839	$43,400 $44,807	$227,253 $221,317

________________________
(1)
Reflects the dollar amounts recognized in MutualFirst’s 2008, 2007 and 2006 financial statements, in accordance with Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”), for restricted stock awards granted prior to 2006.  The assumptions used in the calculation of these amounts are included in Note 23 of the Notes to Consolidated Financial Statements contained in MutualFirst’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2009.

(2)
Amounts for 2007 include payments made under the 2007 Bonus Plan, which were paid in early 2008.  Amounts for 2006 include payments made under the 2006 Bonus Plan, which were paid in early 2007.  Does not reflect payments under the bonus plan for 2005, which were paid in early 2006, which were reported in a prior proxy statement.

Footnotes continued on next page.

________________________

(3)
Amount reported reflects MutualBank’s contributions to and/or the above-market earnings on amounts in each named executive officer’s Executive Deferred Compensation Agreement account.  Above-market earnings are that portion of the earnings that are at rates in excess of the applicable federal long-term rate under the Internal Revenue Code that corresponds most closely to the rate in the plan at the time it was established.

(4)
Includes amounts accrued under the executives’ SERP agreements, Bank contributions under its 401(k) plan, term life insurance premiums paid by MutualBank on behalf of the officers, ESOP allocations and dividends on unvested restricted stock.  The reported ESOP allocations for 2007 are based on 2006 compensation and were made in 2007.  The reported ESOP allocations for 2006 are based on 2005 compensation and were made in 2006.  The named executive officers are entitled to an ESOP allocation for the 2008 fiscal year; however, the amount of these allocations was not known when this document was prepared.  This amount does not include personal benefits or perquisites for Messrs. Botts and McArdle, because neither of them received more than $10,000 worth of such benefits in the aggregate.

(5)
The amount includes $5,147 accrued under Mr. Heeter’s SERP agreement, $7,200 in contributions by MutualBank under its 401(k) plan, $1,393 in term life insurance premiums paid by MutualBank on behalf of Mr. Heeter, $5,248 in ESOP allocations, $2,334 in dividends on unvested restricted stock and $12,831 in perquisites consisting of $9,015 for a car allowance and $3,816 for country club dues.

(6)
The amount includes $3,006 accrued under Mr. Botts’ SERP agreement, $6,930 in contributions by MutualBank under its 401(k) plan, $1,128 in term life insurance premiums paid by MutualBank on behalf of Mr. Botts, $4,468 in ESOP allocations and $1,600 in dividends on unvested restricted stock.

(7)
The amount includes $28,338 accrued under Mr. McArdle’s SERP agreement, $5,955 in contributions by MutualBank under its 401(k) plan, $1,015 in term life insurance premiums paid by MutualBank on behalf of Mr. McArdle and $4,086 in ESOP allocations.

2008 Stock Option and Incentive Plan

Last year, our stockholders approved the 2008 Stock Option and Incentive Plan, which is a stock-based compensation plan designed to reward directors, advisory directors, officers and employees for service with a proprietary interest in the Company in a manner designed to encourage such individuals to remain with the Company.  It provides for the award of stock options or stock appreciation rights for up to 352,741 shares of our common stock and provides for the award of incentive stock options to qualifying employees under the federal tax laws.  The Compensation Committee administers this plan, determines employee eligibility, grants awards and sets the terms of awards.  Awards are discretionary and are based on an assessment of the participant’s position, years of service, and contribution to the success and growth of the Company.  The exercise price of options awarded must be no less than the fair market value of a share of the Company’s common stock on the date of grant.  This plan will be in place for 10 years and all awards under the plan may not have a term in excess of 10 years.  No awards have been made under this plan.

Other Stock Benefit Plans

In December 2000, stockholders of MutualFirst approved the 2000 Stock Option and Incentive Plan and the 2000 Recognition and Retention Plan.  The Compensation Committee administers these two long-term incentive stock plans.  The 2000 Recognition and Retention Plan provided for awards of up to 232,784 shares of restricted stock to directors, advisory directors, officers and employees.  All available shares have been awarded under this plan, and all but 4,917 of these shares have vested.  The 2000 Stock Option and Incentive Plan provided for the award of stock options for up to 581,961 shares of our common stock is to directors, advisory directors, officers and employees.  Stock option awards under this plan must be exercised within 10 to 15 years of the date of grant.  Only 161 shares are available for future awards under this plan.  See “Potential Termination and Change in Control Payments” for benefits under these plans upon termination without cause or a change in control.

In connection with our acquisition of MFB Corp., we acquired the MFB Corp 2002 and 1997 Stock Option Plans because of stock options remaining outstanding under those plans.  Those outstanding options for MFB Corp. stock were converted into options for 296,555 shares of our common stock at a weighted average exercise price of $9.90.  These plans are now administered by our Compensation Committee.

Bonus Plans

Each year, the Compensation Committee also establishes an annual cash incentive bonus plan for all officers and employees, including the named executive officers.

2009 Bonus Plan. On January 21, 2009, our Board of Directors approved a new cash incentive bonus plan for 2009 (the "2009 Bonus Plan") for the top 15 executive and senior officers of the Company and the Bank in lieu of granting salary increases in 2009.  This bonus plan was adopted before the ARRA was enacted.  This 2009 Bonus Plan will be amended to the extent required by the Treasury standards issued under ARRA.  The 2009 Bonus Plan provides for a potential annual bonus to all executive and senior officers in early 2010.  The annual bonus will be paid if and to the extent the Company's earnings per share for 2009 meet designated target levels, which vary from officer to officer.  The amount of the annual bonuses under the 2009 Bonus Plan, if earned, will be determined by multiplying each officer’s salary by the officer’s payout percentage.  The payout percentages will vary from officer to officer, with some officers earning a bonus at the threshold performance level and others not earning a bonus unless the earnings per share reach a higher target performance level.  In addition, the payout percentages will increase proportionately, if and to the extent the Company attains a performance level above the baseline performance level required for each particular officer to receive a bonus.  Depending on the extent to which actual performance exceeds baseline performance levels, the maximum annual bonus payable to the named executive officers in our 2009 proxy statement will range from 25% to 40% of their 2009 salaries.

2008 Bonus Plan.  The Company established a cash incentive bonus plan, which is a non-equity incentive plan, for the performance of all officers and employees of the Company and the Bank in 2008 (the ‘2008 Bonus Plan”), including the named executive officers.  The 2008 Bonus Plan provided for potential payments on a quarterly basis throughout 2008 to all officers and employees, and potential additional annual bonus payments to executive officers in early 2009. No annual bonuses were paid under this plan to executive officers in early 2009.  The quarterly payments were to be made if MutualFirst's quarterly performance in 2008 exceeded baseline levels on certain key performance indicators (which were the same for all officers and employees), including loan and deposit growth, net interest margin improvement, growth in non-interest income, the ratios of non-performing assets to total assets and net charge-offs to total assets, and management of general and administrative expenses.  The key performance indicators for the potential additional annual incentive payments to officers will be net interest income after provision for loan losses, non-interest income and non-interest expense, each for the full 2008 year.  The amounts of earned quarterly and annual bonuses under the 2008 Bonus Plan were determined by multiplying the employee's salary by the employee's payout percentage, which varied from employee to employee and increase proportionately if and to the extent MutualFirst attained a performance level above the baseline performance threshold.  Annual incentive payouts to officers would only be made if actual performance exceeded baseline performance levels.  Depending on the extent to which actual performance exceeded baseline performance levels, the aggregate amount payable to the named executive officers pursuant to the quarterly bonus component and the annual bonus component ranged from 30% to 42% of the amount by which actual pre-tax net income from operations for the quarter or year, as applicable, exceeded the baseline level.  The amounts of the quarterly and annual bonuses, if any, paid to the named executive officers under the 2008 Bonus Plan are reflected in the 2008 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

2007 Bonus Plan.  The Company established a cash incentive bonus plan, which is a non-equity incentive plan, for the performance of all officers and employees of the Company and the Bank in 2007 (the ‘2007 Bonus Plan”), including the named executive officers.  The 2007 Bonus Plan provided for potential payments on a quarterly basis throughout 2007 to all officers and employees, and potential additional annual bonus payments to officers based on 2007 performance.  The quarterly payments for all officers and employees were made if the Company's performance in 2007 exceeded baseline levels on certain key performance indicators set by the Compensation Committee based on our strategic plan and 2007 budget, including loan and deposit growth, net interest margin improvement, growth in non-interest income, the ratios of non-performing assets to total assets and net charge-offs to total assets, and management of general and administrative expenses.  The key performance indicators for the additional potential annual incentive payments to officers were 2007 net interest income, after provision for loan losses, non-interest income and non-interest expense.  The amounts of the quarterly and annual bonuses under the 2007 Bonus Plan were determined by multiplying the employee's salary by the employee's payout percentage.  The 2007 Bonus Plan set net income thresholds for each quarter and the year, and a reward pool was calculated as a percentage of all salaries.  To the extent that results exceeded those thresholds, 15% to 21% of that excess was contributed to a reward pool, depending on whether and to what extent the performance indicators were met.  While the quarterly payout percentages varied from employee to employee, they increased proportionately for all officers and employees if and to the extent the Company attained a performance level above the baseline performance threshold.  For the quarterly bonuses, each employee received that percentage of his or her salary.  Annual incentive payouts to officers were made only if actual performance exceeded baseline performance levels.  For the year-end bonuses for all officers, the percentage of the reward pool to total salaries increased by a multiplier of 1.5x to 5x, depending on the person’s level of responsibility.  Each officer received that percentage of his or her salary.  For Mr. Heeter and Mr. Botts, the multiplier was 5x and 4.5x, respectively, and it was 4x for the other named executive officers.  Depending on the extent to which (if at all) actual performance exceeded baseline performance levels, the aggregate amount payable pursuant to the quarterly bonus component and the annual bonus component ranged from 35% to 48% of the amount by which actual pre-tax net income from operations for the quarter or year, as applicable, exceeded the baseline level.  The amounts of the quarterly and annual bonuses, if any, paid to the named executive officers, if any, under the 2007 Bonus Plan are reflected in the 2008 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

2006 Bonus Plan.  The Company established a cash incentive bonus plan, which is a non-equity incentive plan, for the performance of all officers and employees of the Company and the Bank in 2006 (the ‘2006 Bonus Plan”), including the named executive officers.  Bonuses were paid quarterly under the 2006 Bonus Plan, to the extent the Company's quarterly performance met or exceeded minimum levels on certain key performance indicators and thresholds set for 2006, including loan and deposit growth, net interest margin, fee income, number of customers, number of accounts per customer, the ratio of non-performing loans to total assets, net charge-offs and general and administrative expenses.  The key performance indicators and thresholds used to determine whether any bonuses were paid under the 2006 Bonus Plan were the same for all employees. The amounts of the bonuses were determined by multiplying the employee's salary by the employee's payout percentage. While the payout percentages varied from employee to employee, they increased proportionately for all employees to the extent the Company attained a performance level above the minimum performance threshold.  For the named executive officers, the payout percentages under the 2006 Bonus Plan, if the Company met expected performance levels, were as follows: Mr. Heeter, 11.4%; Mr. Botts, 10.5% and Mr. McArdle, 9.5%.  Depending on the Company's actual performance, these payout percentages were adjusted.  The performance targets and indicators under the 2006 Bonus Plan were met partially for one quarter during the fiscal year ended December 31, 2006.  Therefore, bonuses were paid for that quarter, and there were no annual year-end bonuses.  Therefore, bonuses to the named executive officers under the 2006 Bonus Plan were not at the expected payout percentages.  The amounts of the quarterly and annual bonuses, if any, paid to the named executive officers, if any, under the 2006 Bonus Plan are reflected in the 2008 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards at December 31, 2008

The following table sets forth information for each named executive officer concerning stock options and restricted stock held at December 31, 2008.

	Options Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable

David W. Heeter	20,000	---	$14.50	01/12/11	2,917	$19,690(1)
	19,485	---	$25.66	12/17/13
	25,515	---	$25.66	12/17/18

Patrick C. Botts	7,800	---	$14.50	01/12/11	2,000	$13,500(1)
	18,354	---	$25.66	12/17/13
	11,646	---	$25.66	12/17/18

Timothy J. McArdle	8,378	---	$14.50	01/12/11	---	---
	4,312	--	$14.50	01/12/16

________________________
1.	Value is based on the $6.75 closing price of a share of our common stock on the last trading day of 2008.

Option Exercises and Stock Vested in 2008

The following table sets forth certain information with respect to the exercise of stock options and vesting of restricted stock for each named executive officer during the year end December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)

David W. Heeter	---	---	2,917	$39,029

Patrick C. Botts	---	---	2,000	$26,760

Timothy J. McArdle	---	---	---	---

________________________
1.	Value realized on exercise represents the excess of the fair market value of the shares acquired at exercise over the exercise price of the option.
2.	Value realized on vesting represents the fair market value of the shares on the vesting date.

Equity Compensation Plan Information.

The following table summarizes our equity compensation plans as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	643,498	$13.99	352,902(1)

Equity compensation plans not approved by security holders	---	---	---
____________________
(1)           Represents number of shares available for future grants under our 2008 Stock Option and Incentive Plan and 2000 Stock Option and Incentive Plan.

Non Qualified Deferred Compensation

Executive Deferred Compensation Agreements.  The Bank maintains an executive deferral program for the benefit of designated senior executives, including all of the named executive officers, to supplement their retirement earnings to provide them with approximately another 10% of their expected salary at retirement as additional annual retirement income, after Social Security benefits, ESOP shares and income from all tax qualified plans of the Bank, to the extent they choose to participate in the program.  The program provides an additional opportunity for key executives to defer, at their choice, 1% to 15 % of their base salary into a non-qualified deferral program.  For each participant, the Bank matches $.50 of every dollar deferred, up to a maximum match established in each person’s agreement.  The Bank also pays interest on each account at a rate of 10%, which rate was set at the inception of the plan in 1993 and was not an above-market rate at that time.  Matching contributions and interest vest over five years.  The Bank maintains a record of all amounts deferred by the executive.  Benefits are paid to the executives when they reach the age 65.  The deferred compensation benefit is the annuitized value, at 10%, of the executive’s account, which value is paid in monthly installments over 15 years.  The plan provides for earlier payouts for disability and for continued payouts to death benefits.  No more deferrals will be made under this plan after 2008; however annual earnings at 10% will continue.  See “Potential Termination and Change in Control Payments” for benefits under the plan upon termination without cause or a change in control.

Non Qualified Deferred Compensation Table for 2008

The following table sets forth certain information with respect to our Executive Deferred Compensation Agreements with each named executive officer for the year ended December 31, 2008.

Name	Name of Plan	Executive Contributions in 2008	Company Contributions in 2007	Aggregate Earnings in 2008	Aggregate Balance at 12/31/08

David W. Heeter(1)	Deferred Compensation	$4,323	---	$12,566	$133,696

Patrick C. Botts(2)	Deferred Compensation	$4,167	---	$ 9,568	$102,551

Timothy J. McArdle(3)	Deferred Compensation	---	---	$24,022	$253,434

________________________
(1)
$5,164 of the reported earnings for Mr. Heeter in 2008 also are reflected in the 2008 Summary Compensation Table.  $34,835 of the reported aggregate balance was reflected in prior years’ Summary Compensation Tables.

(2)
$9,873 of the reported earnings for Mr. Botts in 2008 also are reflected in the 2008 Summary Compensation Table.  $111,140 of the reported aggregate balance was reflected in prior years’ Summary Compensation Tables.

(3)
$3,932 of the reported earnings for Mr. McArdle in 2008 also are reflected in the 2008 Summary Compensation Table.  $21,155 of the reported aggregate balance was reflected in prior years' Summary Compensation Tables.

Potential Termination and Change in Control Payments

In addition to the payments and benefits provided to the named executive officers upon their regular retirement, disability or death or upon the termination of their employment by the Bank for cause or by the officer voluntarily, which are described in this proxy statement, the named executive officers are entitled to additional or accelerated payments, benefits or vesting under our compensation plans upon a termination by the Bank without cause, a constructive termination or a termination in connection with a change in control of the Company or the Bank.  Certain benefits under these agreements are subject to the compensation limits in the TARP Program.

Employment Agreements.  Under their three-year employment agreements with the Bank, Messrs. Heeter, Botts and McArdle are each entitled to continued payments and benefits subsequent to an involuntary termination or a termination in connection with a change in control of the Bank or the Company.

Under the agreements, an involuntary termination is a termination without cause or a constructive termination.  A termination is deemed to be for cause if it is based on personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of law, regulation, regulatory order or the employment agreement.  In addition, a termination required under the federal banking laws is treated as a termination for cause.  Constructive termination includes any of the following not consented to by the officer in writing: (i) a material demotion; (ii) a transfer to an office more than 30 miles from the Bank’s headquarters; (iii) a material reduction in the number or seniority of personnel reporting to the officer (unless it is the result of a Company-wide reduction in staff); (iv) a material reduction in the frequency or nature of the reports of other personnel to the officer (unless it is the result of a Company-wide reduction in staff); (v) a material adverse change in the officer’s salary, perquisites and benefits (unless it is the result of A Company-wide reduction for all senior executives); (vi) a material permanent increase in work hours; and (viii) another material diminution of or interference with the duties, responsibilities and benefits of the officer.  If the executive’s employment is terminated by constructive termination, with no change in control, the Bank would be required to pay to the executive his then-current salary over the three-year term and to provide the executive with his then-current employee health benefits for the remaining term of his agreement.

Under the employment agreements, a change in control is deemed to have occurred if: (i) there is a change in control under regulations of the Office of Thrift Supervision; (ii) the event would have to be reported on a Form 8-K; (iii) a person acquires beneficial ownership of at least 20% of the Company’s securities; (iv) a majority of the board is no longer the current members or chosen by the current members; or (v) any reorganization, acquisition or sale of substantial assets in which the Company or Bank is not the resulting entity.

If the executive’s employment is involuntarily terminated in connection with or within 12 months after a change in control, MutualBank must pay to the executive in a lump sum 299% of his Section 280G base amount (the base amount is essentially the executive’s average annual Box 1, W-2 compensation during the five full calendar year periods prior to the effective date of the termination) and continue to provide substantially the same health benefits as were being provided to the executive officers of MutualBank immediately prior to the change in control, in each case subject to reduction to ensure deductibility under Section 280G of the Internal Revenue Code.

Executive Supplemental Retirement Income Plan.  Under the SERP, if the executive is involuntarily terminated other than for cause or in connection with a change in control, the Bank must make a lump sum contribution to the executive’s SERP of the full contribution of the then-current year and the present value, based on an 8% rate, of the next five years of required contributions (or of all required remaining contributions if less).

In the SERP, a change in control is deemed to have occurred if: (i) there is a change in control under regulations of the Office of Thrift Supervision; (ii) the event would have to be reported on a Form 8-K; (iii) a person acquires beneficial ownership of at least 25% of the Company’s securities; (iv) a majority of the board is no longer the current members or chosen by the current members; (v) any reorganization, acquisition or sale of substantial assets in which the Company or Bank is not the resulting entity; or (vi) a proxy contest results in the exchange of Company shares for those of another entity.  An executive is deemed to be terminated in connection with a change of control if at or within 36 months of a change in control, the executive is involuntarily terminated other  than for cause or the executive terminates his employment after: (i) a material change in function, duties or responsibilities which reduces his responsibility, importance or scope of duties; (ii) a greater than 30 mile relocation of his workplace; or (ii) a material decrease in benefits, perquisites or SERP contributions.  If the a change in control termination occurs, the Bank must make a lump sum final contribution to the executive’s SERP equal to the present value, at 8%, of all remaining contributions required under then-current payout estimates, through the age 65.

2008 Stock Option and Incentive Plan.  Under the 2008 Stock Option and Incentive Plan, options that are not exercisable become immediately exercisable at the time of a change in control or of a tender or exchange offer for the Company’s shares.  Upon any termination of service, unexercised options remain exercisable for the lesser of three months years or the remaining term of the option and all unvested options are lost.

2000 Recognition and Retention Plan.  Under the 2000 Recognition and Retention Plan, restricted stock awards that have not yet vested become immediately fully vested and no longer restricted at the time of a change in control or of a tender or exchange offer for the Company’s shares.  There are no special benefits for a termination of the executive, and a termination of service results in a loss of unvested shares.

2000 Stock Option and Incentive Plan.  Under the 2000 Stock Option and Incentive Plan, options that are not exercisable become immediately exercisable at the time of a change in control or of a tender or exchange offer for the Company’s shares.  Upon any termination of service, unexercised options remain exercisable for the lesser of three months years or the remaining term of the option and all unvested options are lost.  Because all outstanding stock options are fully vested, none of the named executive officers would receive a benefit under this plan as a result of a termination or change in control.

2008 Potential Payments Upon Termination of Employment and Change in Control

The following table summarizes the additional or accelerated payments, benefits or vesting for the named executive officers in the event of (i) the officer’s termination of employment by MutualBank without cause or, in the case of the employment agreements, constructive termination, in either case not in connection with or following a change in control, (ii) a change in control with no termination of the officer’s employment and (iii) a termination of the officer’s employment in connection with or following a change in control, in each case assuming the event occurred on December 31, 2008.  It does not reflect the impact of the limitations in the TARP Program or under the ARRA.
fns
Name	Name of Compensation Component or Plan	Termination Without Cause or Constructive Termination	Change-in- Control With No Termination	Termination in Connection With or Following a Change in Control

David W. Heeter	Employment Agreement(1)	$873,170(2)	---	$897,291(3)
	SERP	$ 32,780	---	$ 90,970(4)
	Restricted stock plan	---	$19,690(5)	$ 19,690(5)

Patrick C. Botts	Employment Agreement(1)	$708,170(6)	---	$668,314(9)
	SERP	$ 19,146	---	$ 67,711(4)
	Restricted stock plan	---	---	$ 13,500(5)

Timothy J. McArdle	Employment Agreement(1)	$588,170(8)	---	$554,648(7)
	SERP	$180,471	---	$222,088(4)

__________________
(1)	Presumes that the employment agreement has a full three-year term on December 31, 2008 termination date and that the payout is based on 2008 compensation levels.
(2)
Represents three times Mr. Heeter’s 2008 base salary ($275,000), plus $48,170 for health benefits (assuming a 10% increase in premiums each year).  These amounts would be paid out over the three-year term.

(3)	Represents 299% of Mr. Heeter’s Section 280G base amount as of the termination date, to be paid in a lump sum, a portion of which may be applied towards health related benefits over three years.
(4)	This amount assumes that no reduction in benefits is required under Section 280G.
(5)
Amount represents the value of the executive’s unvested shares of restricted stock based on the $6.75 closing price of a share of our common stock on the last trading day of 2008, which shares would no longer be restricted.

(6)
Represents three times Mr. Botts’ 2008 base salary ($220,000), plus $48,170 for health benefits (assuming a 10% increase in premiums each year).  These amounts would be paid out over the three-year term.

(7)	Represents 299% of Mr. Botts’ Section 280G base amount as of the termination date, to be paid in a lump sum, a portion of which may be applied towards health related benefits over three years.
(8)
Represents three times Mr. McArdle’s 2008 base salary ($180,000), plus $48,170 for health benefits (assuming a 10% increase in premiums each year).  These amounts would be paid out over the three-year term.

(9)	Represents 299% of Mr. McArdle’s Section 280G base amount as of the termination date, to be paid in a lump sum, a portion of which may be applied towards health related benefits over three years.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified persons to serve as non-employee directors of the Company and the Bank.  Each director of the Company also is a director of the Bank.  Directors are not compensated for their service on the Company’s Board of Directors.  In setting director compensation, the Board of Directors considers the significant amount of time and level of skill required for service on the Boards of the Company and the Bank, particularly due to the duties imposed on directors of public companies and financial institutions.  The types and levels of director compensation are annually reviewed and set by the Compensation Committee and ratified by the full Board of Directors.

For the fiscal year ended December 31, 2008, each director received an annual fee of $27,750 for serving on the Bank’s Board of Directors, except for Messrs. Heeter, Botts, and Viater, who were compensated as executive officers of the Bank and are not separately compensated as directors.  In addition to the annual director fee, Mr. Davis receives $6,000 per year for serving as Chairman of the Board of Directors; Mr. Crull receives $5,000 for serving as the Chairman of the Audit/Compliance Committee; Mr. McVicker receives $3,000 for serving as Chairman of the Compensation Committee; and Mr. Kintner receives $3,000 for serving as the Chairman of the Trust Management Committee.  Our directors were awarded restricted stock and stock options under the Company’s 2000 Recognition and Retention Plan and 2000 Stock Option and Incentive Plan prior to 2008.  Messrs. Kintner, Levy and Marien received stock options from the Company in exchange for their outstanding options from MFB Corp.  The Compensation Committee reviews director compensation annually.

The Bank maintains deferred compensation arrangements with some directors, which allows them to defer all or a portion of their Board fees and earn interest on deferred amounts at the rate of 10% per year, which rate was set at the inception of the plan in 1993 and was not an above-market rate at that time.  Participants receive the deferred amounts as income when they are no longer serving as active directors.  The participant may choose to receive the deferred payments in a lump sum or in annual installments for 15 years at age 70 or the termination of the person’s service as a director.

Mr. McVicker has a Director Shareholder Benefit Plan with the Company as a result of the Bank’s acquisition of First Federal Savings Bank of Marion in 2000, with which he was affiliated prior to the acquisition.  This plan operates in the same fashion as MutualBank’s SERP, except that Director McVicker qualifies to receive the retirement benefits at the earlier of age 70 or the termination of his service as a director of MutualBank.  During 2008, $24,855 was accrued under Mr. McVicker’s Director Shareholder Benefit agreement.  This plan provides for earlier payouts for disability, for continued payouts to death benefits and for immediate funding and payment upon a change in control of MutualBank that terminates his service as a director.

Messrs. Kintner, Levy, Marien and Viater were parties to director fee continuation agreements with MFB Corp.’s bank subsidiary at the time of the acquisition.  Those agreements provided that if the director retired after attaining age 72 and continued to serve as a director for at least five years, he would be entitled to an annual retirement benefit for five years (or ten years, if the director had more than ten years of service) equal to 50% of the total fees paid to him during the last plan year before ending service.  These agreements also provided that, in the event of a change in control (which included the acquisition by the Company) followed within 24 months by a termination of service as a director prior to age 72, the director would be entitled to receive the present value of the normal retirement benefit (without regard to years of service) paid in a lump sum.  Accordingly, if Messrs. Kintner, Levy or Marien ceases to be a director of MutualBank before July 18, 2010, he will be paid a lump sum present value of his benefits under his director fee continuation agreement.

Director Compensation Table for 2008

The following table provides compensation information for each member of our board of directors during the year ended December 31, 2008 (except for Messrs. Heeter and Botts, whose compensation is reported as named executive officers, and for Mr. Viater, who receives no separate compensation for his service as a director).  The compensation for Directors Kintner, Levy and Marien only reflects compensation paid since their appointment to the board of directors effective July 18, 2008.  All prior stock options and restricted stock awards to directors were fully vested at December 31, 2008, and no stock option or restricted stock awards were made to directors during 2008, except for the options issued to Messrs. Kintner, Levy, Marien and Viater in exchange for the options they held in MFB Corp. prior to the merger.

Name	Fees Earned or Paid in Cash	Change in Pension Value and Non Qualified Deferred Compensation Earnings(1)	All Other Compensation(2)	Total

Linn A. Crull(3)	$32,750	$ 7,850	---	$40,600

Wilbur R. Davis(4)	$33,750	$13,045	---	$46,795

Edward J. Dobrow(5)	$27,750	$50,124	---	$77,874

William V. Hughes(6)	$27,750	---	---	$27,750

Jonathan E. Kintner	$11,563	---	---	$11,563

Edward C. Levy(7)	$11,563	---	---	$11,563

Michael J. Marien(8)	$11,563	---	---	$11,563

Jon R. Marler(9)	$27,750	---	---	$27,750

Jerry D. McVicker(10)	$30,750	---	$24,855	$55,605

R Donn Roberts (11)	$27,750	$ 7,463	---	$35,393

James D. Rosema(12)	$27,750	$15,854	---	$43,604

_______________________
(1)	Amounts reported for Messrs. Crull, Davis, Dobrow, Roberts and Rosema reflect above-market earnings on their deferred compensation accounts.

(2)
No director received personal benefits or perquisites exceeding $10,000 in the aggregate.  The earnings on each director’s deferred compensation account, excluding the above-market earnings reported in the preceding column, are reported in the footnotes below.

(3)	As of December 31, 2008, Mr. Crull owned exercisable options for 20,000 shares of Company stock. Mr. Crull’s other 2008 earnings on his deferred compensation account were $11,255.

(4)	As of December 31, 2008, Mr. Davis owned exercisable options for 20,000 shares of Company stock. Mr. Davis’ other 2008 earnings on his deferred compensation account were $18,699.

Footnotes continued on next page

_______________________
(5)	As of December 31, 2008, Mr. Dobrow owned exercisable options for 20,000 shares of Company stock. Mr. Dobrow’s other 2008 earnings on his deferred compensation account were $71,847.

(6)	As of December 31, 2008, Mr. Hughes owned exercisable options for 20,000 shares of Company stock.

(7)	As of December 31, 2008, Mr. Levy owned exercisable options for 12,950 shares of Company stock.

(8)	As of December 31, 2008, Mr. Marien owned exercisable options for 12,950 shares of Company stock.

(9)	As of December 31, 2008, Mr. Marler owned exercisable options for 5,000 shares of Company stock.

(10)
The $24,855 in other consideration is the accrual under Mr. McVicker’s Director Shareholder Benefit agreement.  As of December 31, 2008, Mr. McVicker owned exercisable options for 5,000 shares of Company stock.

(11)	Mr. Roberts retired as of December 31, 2008.

(12)	As of December 31, 2008, Mr. Rosema owned exercisable options for 20,000 shares of Company stock. Mr. Rosema’s other 2008 earnings on his deferred compensation account were $22,730.

REPORT OF THE AUDIT/COMPLIANCE COMMITTEE

The following Report of the Audit/Compliance Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent MutualFirst specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit/Compliance Committee of MutualFirst. is established under Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  It is comprised of the undersigned directors, each of whom is independent as defined under the Nasdaq’s listing standards.  The Audit/Compliance Committee’s responsibilities are described in a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with applicable laws and regulations.  BKD, LLP, our independent registered public accounting firm, are responsible for performing an independent audit of the Company’s consolidated financial statement in accordance with generally accepted auditing standards and issuing a report thereon.  As the members of the Audit/Compliance Committee, it is our responsibility to monitor and oversee these processes.

The Audit/Compliance Committee received and reviewed the report of BKD, LLP, regarding the results of their audit of the Company’s 2008 financial statements.  We also reviewed and discussed the audited financial statements with Company management.

The members of the Audit/Compliance Committee discussed with a representative of BKD, LLP, the independence of the accounting firm from the Company, including the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees) and the written disclosures and the letter from BKD, LLP, required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees).

In fulfilling our oversight responsibility of reviewing the services performed by the Company’s independent registered public accounting firm, we carefully reviewed the policies and procedures for the engagement of the independent registered public accounting firm.  We also discussed with the Company’s internal and independent registered public accounting firm the overall scope and plans for their respective audits.  We met with the internal auditors and independent registered public accounting firm , both with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.  We pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Prior to engaging our independent registered public accounting firm to render an audit or permissible non-audit service, we specifically approve the engagement of our independent registered public accounting firm to render that service.  Accordingly, the Company does not engage our independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit/Compliance Committee in advance.  As such, the engagement of BKD, LLP, to render 100 percent of the services described in the categories above was approved by the Audit/Compliance Committee in advance of the rendering of those services.  We also reviewed and discussed with BKD, LLP the fees paid to the firm.  These fees are described under “Independent Registered Public Accounting Firm” below.

The Company’s Chief Executive Officer and Chief Financial Officer also reviewed with the Audit/Compliance Committee the certifications that each officer filed with the SEC pursuant to the requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.  Management also reviewed with the Audit/Compliance Committee the policies and procedures it has adopted to ensure the accuracy of such certifications.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The foregoing report is furnished by the Audit/Compliance Committee:

Linn A. Crull, Chairman
Wilbur R. Davis
Edward J. Dobrow
Jonathan E. Kintner
Edward C. Levy
Jerry D. McVicker
James D. Rosema

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During the fiscal year ended December 31, 2008, BKD, LLP provided various audit, audit-related and non-audit services to the Company as follows:  (1) the audit of the Company’s fiscal 2008 annual financial statements and review of financial statements in the Company’s Quarterly Reports on Form 10-Q, and (2) tax services.  Our Audit/Compliance Committee has appointed BKD, LLP, as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2009.  In making its determination to appoint BKD, LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year, the Audit Committee considered whether the providing of services (and the aggregate fees billed for those services) by BKD, LLP, other than audit services, is compatible with maintaining the independence of the outside accountants.  A representative of BKD, LLP, is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The aggregate fees billed to the Company by BKD, LLP, and its affiliates for the fiscal years ended December 31, 2008 and 2007 were as follows:

	Year Ended December 31,
	2008	2007
Audit Fees	$231,500	$181,500
Audit Related Fees(1)	$ 17,300	$ 16,000
Tax Fees(2)	$ 21,500	$ 12,900
All Other Fees	---	---
_________________
(1) Primarily for assistance with benefit plan issues.
(2) Primarily for tax compliance, tax advice and tax return preparation services.

Pre-Approval of Audit and Non-Audit Services

Pursuant to the terms of its charter, the Audit/Compliance Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the independent auditors for all audit and permissible non-audit services to be provided by the independent auditors and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent auditors to render permissible non-audit services to the Corporation, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies.

The Audit/Compliance Committee of the Board has authorized BKD, LLP to provide to the Company tax services and certain services in connection with the administration of our benefit plans  In authorizing those services, the Committee determined that providing those services were compatible with maintaining BKD, LLP’s independence.

PROPOSAL 2

ADVISORY (NON-BINDING) RESOLUTION TO
APPROVE EXECUTIVE COMPENSATION

As a participant in the TARP Program, we are required under the ARRA to include in this Proxy Statement and present for a vote at the Annual Meeting an advisory and non-binding stockholder resolution to approve the compensation of our executives, as disclosed in this Proxy Statement pursuant to the compensation rules of the SEC.  This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s executives as disclosed in this Proxy Statement in the Compensation Discussion and Analysis and the tabular and narrative disclosure on the compensation of our named executive officers.

The following resolution will be presented at the Annual Meeting in the form of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s executives, as disclosed in the Compensation Discussion and Analysis and the tabular and narrative disclosure on the compensation of our named executive officers in the Company’s Proxy Statement for the 2009 Annual Meeting.

As provided under the ARRA, this vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  Nor will it affect any compensation paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

As disclosed in more detail in “Compensation Discussion & Analysis,” the Compensation Committee has a very deliberate and thoughtful process for establishing a broad-based compensation program for our executives.  The overall goal of this compensation program is to help the Company and the Bank attract, motivate and retain talented and dedicated executives, orient its executives toward the achievement of business goals, and link the compensation of its executives to the Company’s success.  Executive compensation determinations are a complex and demanding process.  The Compensation Committee exercises great care and discipline in its analysis and decision-making and recognizes our stockholders’ interest in executive compensation practices.  The Compensation Committee seeks to establish compensation levels that attract highly effective executives who work well as a team and that are aligned with our corporate values to conduct our business with character, compassion, class and competition.  A primary focus of our compensation program is to compensate actual performance, using realistic incentive thresholds.

Our overriding principles in setting types and amounts of compensation are: (1) to link individual compensation to the successful achievement of performance objectives; (2) to attract, retain and motivate our top performers at a competitive level in our market; and (3) to align the interests of key executive with those of our stockholders in furtherance of our goal to improve stockholder value.  In setting executive compensation and benefits in line with this philosophy, the Compensation Committee has established a full compensation package that includes base salary, annual incentive bonus compensation, equity compensation, benefits and perquisites.

The Company’s Board of Directors recommends that stockholders vote FOR the advisory (non-binding) resolution to approve executive compensation.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the annual meeting.  If any other matter properly comes before the stockholders for a vote at the annual meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

ADDITIONAL INFORMATION

Proxy Solicitation Costs

The Company will pay the costs of soliciting proxies.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s common stock.  In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

Stockholder Proposals for 2010 Annual Meeting

If you intend to present a stockholder proposal at next year’s annual meeting, your proposal must be received by the Company at its executive offices, located at 110 E. Charles Street, Muncie, Indiana 47305-2400, no later than November 23, 2009, to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting.  Your proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and the Company’s certificate of incorporation and bylaws and Maryland law.

To be considered for presentation at the 2010 annual meeting, but not for inclusion in the Company’s Proxy Statement and form of proxy for that meeting, stockholder proposals must be received by the Company no later than January 22, 2010, and no earlier than December 24, 2009.  If, however, the date of the next annual meeting is before March 25, 2010, or after June 22, 2010, proposals must instead be received by the Company no earlier than the 120th day prior to the date of the next annual meeting and no later than the 90th day before the meeting or the 10th day after the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting is first made.

REVOCABLE PROXY

MUTUALFIRST FINANCIAL, INC.
ANNUAL MEETING OF STOCKHOLDERS

April 22, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the members of the Board of Directors of MutualFirst Financial, Inc., and its survivor, with full power of substitution, and authorizes them to represent and vote, as designated below and in accordance with their judgment upon any other matters properly presented at the annual meeting, all the shares of MutualFirst Financial, Inc. common stock held of record by the undersigned at the close of business on March 2, 2009, at the annual meeting of stockholders, to be held on Wednesday, April 22, 2009, and at any and all adjournments or postponements thereof.  The Board of Directors recommends a vote "FOR" each of the listed proposals.

Should a director nominee be unable to serve as a director, an event that MutualFirst Financial, Inc. does not currently anticipate, the persons named in this proxy reserve the right, in their discretion, to vote for a substitute nominee designated by the Board of Directors.

This proxy may be revoked at any time before it is voted by delivering to the Secretary of MutualFirst Financial, Inc., on or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy or a later-dated proxy relating to the same shares of MutualFirst Financial, Inc. common stock, or by attending the annual meeting and voting in person.  Attendance at the annual meeting will not in itself constitute the revocation of a proxy.  If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from MutualFirst Financial, Inc., prior to the execution of this Proxy, of Notice of Annual Meeting scheduled to be held on April 22, 2009, a Proxy Statement dated on or about March 25, 2009 and MutualFirst Financial, Inc.'s Annual Report to Stockholders for the fiscal year ended December 31, 2008.

REVOCABLE PROXY

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s).  If no direction is made, this proxy will be voted FOR each of the proposals set forth herein.

Please mark your votes like this	:

		FOR	WITHHOLD	FOR ALL EXCEPT
1.	The election of Patrick C. Botts, William V. Hughes, Jerry D. McVicker and James D. Rosema as directors of MutualFirstFinancial, Inc., for a term of three years.	9	9	9

Instructions: To vote for all nominees mark the box "FOR" with an "X".  To withhold your vote for all nominees mark the box "WITHHOLD" with an "X".  To withhold your vote for an individual nominee mark the box "FOR ALL EXCEPT" with an "X" and write the name of the nominee on the following line for whom you wish to withhold your vote.

		FOR	AGAINST	ABSTAIN
2.	The advisory (non-binding) resolution to approve our executive compensation as disclosed in the accompanying Proxy Statement..	9	9	9

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature_________________	Signature_________________	Dated ______________, 2009

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

.